Exhibit 10.34

FIRST AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. 2002 STOCK OPTION

AND STOCK APPRECIATION RIGHTS PLAN

WHEREAS, this corporation maintains the Sky Financial Group, Inc. 2002 Stock Option and Stock Appreciation Rights Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors has delegated authority to amend the Plan to the Compensation Committee (the “Committee”), and the Committee has determined that amendment of the Plan is necessary and desirable.

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company by the Plan, and by virtue of the authority delegated to the Committee, the Plan be and is hereby amended, effective as of February 1, 2005, by substituting the following for the definition of “Disability” in Article I of the Plan:

“Disability. ‘Disability’ will have the meaning set forth in any employment, consulting or other written agreement between the Company or a Subsidiary and an Eligible Person. If there is no employment, consulting or other written agreement between the Company or a Subsidiary and an Eligible Person, or if such agreement does not define Disability, “Disability” will mean the date on which the Eligible Person becomes permanently and totally disabled within the meaning of Code Section 22(e)(3), which the Committee shall determine on the basis of such medical or other evidence as it may reasonably require or deem appropriate.”

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I, W. Granger Souder, Jr., Secretary of Sky Financial Group, Inc., hereby certify that the foregoing is a correct copy of resolutions duly adopted by the Compensation Committee of the Board of Directors of said corporation on December 13, 2005, and that the resolutions have not been changed or repealed.

/s/ W. Granger Souder, Jr.
Secretary as Aforesaid (Corporate Seal)